RELOCATION ASSISTANCE REPAYMENT AGREEMENT

1. This Relocation Assistance Repayment Agreement (“Agreement”) is by and between MoneyGram Payment Systems, Inc. (“MoneyGram”) and Luke Wimer (“Individual”). MoneyGram has agreed to incur expenses, and make certain payments to Individual (collectively, the “Payments”) to enable Individual to relocate from Boston to Dallas to as the EVP Operations & Technology. The Payments are described in the attached “Exhibit 1” to this Agreement. This agreement supersedes any other relocation agreements/arrangements with MoneyGram Payment Systems, Inc.

2. Individual confirms that neither he/she nor any other household member is receiving relocation benefits from any other company or source. If so, Individual acknowledges and agrees that the Payments are subject to reduction by MoneyGram in an amount equal to any relocation benefits paid by another source.

3. Individual agrees to repay MoneyGram, on demand, for any and all Payments made by MoneyGram (including any grossed-up amounts) in the event of any of the following occurrences: (a) Individual voluntarily terminates his/her employment with MoneyGram for any reason other than death or total disability, or is terminated for Cause (as defined below) within twenty-four (24) months of the date of this Agreement; or (b) Individual fails to relocate within one year of this agreement.

The amount to be repaid shall be 100% of the gross Payments if any of the occurrences described in (a) or (b) above takes place during the twenty-four (24) months following the date of this Agreement.

4. For purposes of this Agreement, MoneyGram will have “Cause” to terminate Individual’s employment if MoneyGram determines, in its sole discretion, that Individual (a) misappropriated any funds or property from MoneyGram, or committed fraud or embezzlement, or engaged in any criminal, fraudulent, dishonest or illegal activities; (b) unreasonably failed to perform MoneyGram-related employment duties in any material respect; or (c) committed willful or grossly negligent acts that impair MoneyGram’s goodwill or business.

5. Individual acknowledges and agrees that his/her repayment obligations under this Agreement extends to all of the Payments, without regard to any deduction for any payroll or other tax obligations. Individual further acknowledges and agrees that he/she is responsible for any tax obligations arising out of his/her receipt of any relocation benefits and for any tax refund or credit applications in the event of the Individual’s repayment of any relocation benefits.

6. Individual further understands and acknowledges that the Payments (or a substantial portion thereof) will be included on his/her W-2 Form as “Other Compensation,” and that it is Individual’s responsibility to contact a tax advisor regarding proper preparation of his/her tax returns, and the effect of the Payments on such tax returns

7. Individual understands and agrees that any repayment(s) required under this Agreement will be due and payable to MoneyGram within thirty (30) days of Individual’s last day of employment. The Individual further agrees to reimburse MoneyGram for any attorneys’ fees, court costs and expenses that MoneyGram incurs in enforcing the terms of this Agreement.

8. Individual understands and agrees that upon his/her notice to MoneyGram of his/her decision to voluntarily terminate employment, or failure to relocate pursuant to a transfer, or the termination of Individual’s employment for Cause, MoneyGram will have no further obligation to provide any further Payments, or to process any pending request for relocation benefits and/or reimbursements.

9. Individual agrees to abide by the policies and procedures described in MoneyGram’s U.S. Domestic Relocation Policy.

10. Nothing in this Agreement changes Individual’s status as an “at-will” employee. Individual understands that his/her employment may be terminated for any reason at any time by either MoneyGram or by Individual. Nothing in this Agreement constitutes a contract or guarantee of employment for any specific period of time.

11. The terms of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas. This Agreement contains the entire agreement and understanding between Individual and MoneyGram with respect to the subject matter hereof and supersedes all prior understandings, arrangements, representations, warranties and agreements between the parties, whether oral or written, with respect to the same. This Agreement may only be modified by a writing, signed by each duly authorized representative, which includes a specific acknowledgement of and reference to this Agreement.

12. To the extent that any court of competent jurisdiction holds any provisions (or any part of a provision) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity or enforceability of the remainder of this Agreement.

Individual hereby acknowledges he/she has carefully read this Agreement, and with a full and complete understanding of its terms, voluntarily accepts its terms and conditions.

/s/ J. Lucas Wimer	/s/ Steven Piano

Individual’s Signature	Company Representative
J. Lucas Wimer	July 15, 2011

Print Name	Date
July 15, 2011

Date

EXHIBIT 1

J. Lucas Wimer

Payments subject to recovery by MoneyGram Payment Systems Inc.:

•	A relocation allowance of $100,000 (less applicable taxes and withholdings), paid upon your acceptance of this agreement.